Registration No. 33-43168


    As filed with the Securities and Exchange Commission on December 18, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                                  E-Z-EM, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                              11-1999504
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               1111 Marcus Avenue
                          Lake Success, New York 11042
               (Address of Principal Executive Offices) (Zip Code)

                       E-Z-EM, Inc. 1983 Stock Option Plan
          E-Z-EM, Inc. 1984 Directors and Consultants Stock Option Plan
                            (Full title of the plan)

                               Anthony A. Lombardo
                                  E-Z-EM, Inc.
                               1111 Marcus Avenue
                          Lake Success, New York 11042
                                  516-333-8230
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:
                               Guy P. Lander, Esq.
                       Davies Ward Phillips & Vineberg LLP
                         625 Madison Avenue, 12th Floor
                            New York, New York 10022

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                          DEREGISTRATION OF SECURITIES

      On October 1, 1991, the Company filed a registration statement on Form S-8 (File No. 33-43168) (the "Registration Statement") relating to 250,000 shares of common stock, par value $0.10 per share, issuable under its 1983 Stock Option Plan (the "1983 Plan") and its 1984 Directors and Consultants Stock Option Plan (the "1984 Plan" and together with the 1983 Plan, the "Plans"). In October 1992, the Company effected a recapitalization ("1992 Recapitalization") of its capital stock pursuant to which its outstanding shares of common stock were divided equally into shares of Class A voting common stock, par value $0.10 per share ("Class A Shares"), and Class B non-voting common stock, par value $0.10 per share ("Class B Shares"). Pursuant to the 1992 Recapitalization, the Plans were amended to provide that options outstanding under the Plans would thereafter be exercisable half for Class A Shares and half for Class B Shares, and all future options granted under the Plans would be for Class B Shares only. In October 2002, the Company effected a recapitalization ("2002 Recapitalization") by which all of its outstanding Class A Shares and Class B Shares were converted on a one-for-one basis into shares of a single, newly-created class of common stock, par value $0.10 per share ("Common Stock"). As a result of the 2002 Recapitalization, any Class A Shares and Class B Shares issuable under the Plans were converted into shares of Common Stock. This Post-Effective Amendment No. 1 to the Registration Statement hereby deregisters any and all shares of common stock of the Company that were previously registered pursuant to the Registration Statement that have not been sold or otherwise issued as of the date hereof. On October 31, 2002, the Company filed a registration statement on Form S-8 (Registration No. 333-100878) relating to the shares of Common Stock issuable upon exercise of options granted or available for grant under the Plans.


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


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lake Success, State of New York, on the 17th day of December, 2002.

                                        E-Z-EM, Inc.


                                        By: /s/ Anthony A. Lombardo
                                            ------------------------------------
                                            Anthony A. Lombardo, President and
                                            Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on the 17th day of December, 2002.

         Signature                  Title
         ---------                  -----

/s/ Howard S. Stern                 Chairman of the Board and Director
-------------------------
Howard S. Stern

/s/ Anthony A. Lombardo             President, Chief Executive Officer
-------------------------
Anthony A. Lombardo                 and Director

/s/ Dennis J. Curtin                Chief Financial Officer
-------------------------
Dennis J. Curtin                    (Principal Financial and Accounting Officer)

/s/ Michael A. Davis                Director
-------------------------
Michael A. Davis

/s/ Paul S. Echenberg               Director
-------------------------
Paul S. Echenberg

/s/ James L. Katz                   Director
-------------------------
James L. Katz

/s/ Donald A. Meyer                 Director
-------------------------
Donald A. Meyer

/s/ David P. Meyers                 Director
-------------------------
David P. Meyers

/s/ George P. Ward                  Director
-------------------------
George P. Ward

/s/ Robert J. Beckman               Director
-------------------------
Robert J. Beckman


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